UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2005

Sino Silver Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-31546	98-0232018
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Bentall II, Suite 900, 555 Burrard Street, Vancouver, British Columbia		V7X 1M8
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	604-699-8622

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 12, 2005, Anthony England resigned as a director of Sino Silver Corp. (the "Company").

Item 8.01. Other Events.

On April 15, 2005, the Company announced the signing of an agreement with Silver Dragon Resources Inc. whereby Silver Dragon acquired 50% of the Company's interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration, evaluation and development of the Aobaotugounao property located in the Erbaohuo Silver District in Northern China.

The transaction requires a payment by Silver Dragon of $350,000 over a two year period, $150,000 of which has been paid, along with 250,000 shares of restricted Silver Dragon common stock, plus an additional 250,000 shares to be delivered to the Company in one year. In addition, the transaction gives Silver Dragon the option of acquiring 50% of the Company's interest in the net proceeds from the sale of minerals or the sale of mining rights in one additional property within the region within 30 days on similar terms.

The Company also announced it had signed a supplement to the Strategic Cooperation Agreement with CITIC Metal Co., Ltd. ("CITIC Metal"), a subsidiary of China International Trust and Investment Corporation ("CITIC"). Under the terms of the supplement, CITIC Metal and the Company agreed to establish a joint operating committee to perform a number of functions, including the review of potential acquisitions of producing silver mines and/or feasibility stage silver projects in China.

The press release, dated April 15, 2005, announcing the agreements with Silver Dragon and CITIC is attached as Exhibit 99.1 and incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Silver Corp.

April 18, 2005	By:	Gary Harbottle

Name: Gary Harbottle
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release of registrant, dated April 15, 2005, regarding Silver Dragon Transaction and CITIC Metal Agreement